Exhibit 3.197

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

PAYPOINT ELECTRONIC PAYMENT SYSTEMS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made as of the date below by First Data Voice Services, formerly known as Call Interactive, as sole member (the “Sole Member”) of PayPoint Electronic Payment Systems, LLC (the “Company”).

WHEREAS, the Company was incorporated as a Delaware corporation on August 15, 1994, and SY Holdings, Inc. (“SY Holdings”) converted the Company to a Delaware limited liability company on August 21, 2002 pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”) and changed its name from PayPoint Electronic Payment Systems, Inc. to PayPoint Electronic Payment Systems, LLC.

WHEREAS, on October 2, 2002, SY Holdings transferred all of its membership interest in the Company to the Sole Member.

WHEREAS, the Sole Member desires to amend and restate the First Amended Limited Liability Company Agreement entered into on October 2, 2002.

NOW, THEREFORE, the Sole Member hereby agree as follows:

1.                                       Name.  The name of the Company shall be PayPoint Electronic Payment Systems, LLC, or such other name as the Sole Member may from time to time hereafter designate.

2.                                       Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in Section 18-101 of the Act.

3.                                       Purpose.  The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the power to engage in all activities and transactions which the Sole Member deems necessary or advisable in connection with the foregoing.

4.                                       Offices

(a)                                  The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Sole Member may designate from time to time.

(b)                                 The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The Sole Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5.                                       Sole Member.  The Sole Member of the Company is First Data Voice Services, whose business address is 6200 South Quebec Street, Greenwood Village, CO 80111.

6.                                       Term.  The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 9 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.                                       Management of the Company.  The business and affairs of the Company shall be managed by the Sole Member.  Any action so approved may be taken by the Sole Member on behalf of the Company and any action so taken shall bind the Company.

8.                                       Officers.  The Company, and the Sole Member on behalf of the Company, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Sole Member), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Sole Member.

9.                                       Dissolution.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following: (i) written consent of the Sole Member; (ii) the occurrence of an event with respect to the Sole Member causing a dissolution of the Company under Section 18-801 of the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

10.                                 Amendments.  This Agreement may be amended only upon the written consent of the Sole Member.

11.                                 Miscellaneous.

(a)                                  The Sole Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.   This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

(b)                                 This Agreement supersedes all prior limited liability company agreements, including that certain First Amended Limited Liability Company Agreement dated October 2, 2002.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of September 21, 2007.

FIRST DATA VOICE SERVICES, as Sole Member

By:	/s/ Joseph C. Mullin
	Name:	Joseph C. Mullin
	Title:	Assistant Secretary